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                                                                    EXHIBIT 23.5

                [ROBERT W. BAIRD & CO. INCORPORATED LETTERHEAD]


December 15, 2000


Board of Directors
SPSS Inc.
233 South Wacker Drive
11th Floor
Chicago, IL 60606-6307


Members of the Board:


Robert W. Baird & Co. Incorporated ("Baird") hereby consents to the inclusion in the Joint Proxy Statement/Prospectus of SPSS Inc. and ShowCase Corporation, filed as a part of this Registration Statement on Form S-4 of SPSS Inc., of its opinion dated November 6, 2000, and to the references made to Baird in the "Summary" and "Opinion of Baird" sections of such Joint Proxy Statement(C) Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Robert W. Baird & Co.

ROBERT W. BAIRD & CO. INCORPORATED